Exhibit 10.55

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the "Amendment") is entered into as of May 21, 2004, by and between 2929 SEVENTH ST., LLC, a California limited liability company ("Landlord") and Dynavax Technologies Corporation, a Delaware corporation ("Tenant").

RECITALS

A. Landlord and Tenant are parties to that certain lease dated as of January 7, 2004, which has not previously been amended (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant premises consisting of approximately 20,251 rentable square feet as more particularly described in the Lease (the "Premises") in the building located at 2929 Seventh Street, Berkeley, California (the "Building").

B. Tenant has exercised its expansion option to lease Suite 100 on the 1st floor of the Building in accordance with the terms and conditions of Section 1 of the Addendum to Lease.

C. Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

    Scope of Amendment and Defined Terms. Except as expressly provided in this Amendment, the Lease shall remain in full force and effect. Except as expressly provided in this Amendment, the term "Lease" shall mean the Lease as modified by this Amendment. Capitalized Terms used in this Amendment and not otherwise defined herein shall have the respective meanings set forth in the Lease.

    Expansion. Landlord and Tenant hereby acknowledge that Tenant has exercised its expansion option to lease Suite 100 on the 1st floor of the Building containing approximately 47,000 square feet of rentable area shown on Addendum Exhibit 1 to the Lease (the "Expansion Space"). Effective as of the Expansion Space Commencement Date (defined below), the Premises, as defined in the Lease is increased from 20,251 rentable square feet in the Building (i.e Suites 130 and 200) to 67,521 rentable square feet in the Building (i.e Suites 100, 130 and 200). The Expansion Space shall be leased subject to the terms and conditions contained in Section 1 of the Addendum to Lease except as expressly modified herein.

    Expansion Space Commencement Date. The Expansion Space Commencement Date shall be the date Landlord has (i) completed the Initial Expansion Space Work (defined in the Lease) and the Additional Work as defined below and (ii) delivered possession of the Expansion Space to Tenant. Notwithstanding anything in the Lease to the contrary, subsequent to the Expansion Space Commencement Date, references to the "Term" shall mean the period commencing with the Expansion Space Commencement Date and ending with the Expansion Space Expiration Date. The Initial Expansion Space Work and the Additional Work shall be deemed to be "complete" on the date that the Initial Expansion Space Work and the Additional Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant's use of the Expansion Space. If Landlord is delayed in the performance of the Initial Expansion Space Work and the Additional Work as a result of the acts or omissions of Tenant or its respective contractors or vendors, including without limitation, changes requested by Tenant to approved plans, Tenant's failure to comply with any of its obligations under the Lease, or the specification of any materials or equipment with long lead times (a "Tenant Delay"), the Initial Expansion Space Work and the Additional Work shall be deemed to be complete on the date that Landlord could reasonably have expected to complete the Initial Expansion Space Work and the Additional Work absent any Tenant Delay.

    Monthly Base Rent. During the Expansion Space Term (define in the Lease), in additional to Tenant's obligations to pay Monthly Base Rent for the initial Premises, Tenant shall pay Monthly Base Rent for the Expansion Space as follows:

PERIOD FROM / TO	MONTHLY
Months 1-12	$110,450.00
Months 13-24	$113,763.50
Months 25-36	$117,176.41
Months 37-48	$120,691.70
Months 49-60	$124,312.45
Months 61-72	$128,041.82
Months 73-84	$131,883.07
Months 85-96	$135,839.56
Months 97-108	$139,914.75
Months 109-120	$144,112.19

  Monthly Base Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of Article 3 of the Lease.

  Additional Security Deposit. As of the Expansion Space Commencement Date, the Security Deposit shall increase by $331,350.00 (the "Security Deposit Increase"), for a total Security Deposit under the Lease of $408,303.75; provided, however, if the sum of Tenant's cash, cash equivalents, and marketable securities fall below $20 million for a period of 30 consecutive days or more during the Term, the amount of the Security Deposit shall increase to $1,065,487.44. Thereafter, Tenant may reduce the amount of the Security Deposit to $408,303.75 if: (a) projected sum of Tenant's cash and cash equivalents will remain above $20 million for the reminder of the Term, or (b) the sum Tenant's cash and cash equivalents actually remains over $20 million for a period of 12 consecutive months. Tenant may request the reduction of the Security Deposit upon written notice to Landlord providing evidence of the existence of either condition (a) or (b) above. Tenant shall deposit the Security Deposit Increase with Landlord on or before the Expansion Space Commencement Date. All the terms of Article 5 of the Lease shall apply to the Security Deposit as redefined by this Section.

  Tenant's Share. For the period commencing with the Expansion Space Commencement Date and ending on the Expansion Space Expiration Date, Tenant's Share shall be increased appropriately to account for the addition of the Expansion Space.

  Parking. Effective as of the Expansion Space Commencement Date, the number of unreserved parking spaces contained in Section 1.1(13) (Parking) of the Lease is amended from 61 to 202.

  Improvements to Expansion Space. Landlord shall person the Subsequent Expansion Space Work in accordance with the terms and conditions of Section 1 of the Addendum to Lease.

  Expansion Space Additional Work. Landlord shall, prior to the Expansion Space Commencement Date, complete that work as generally described in that certain preliminary plan prepared by Folio Architects, dated as of May 7, 2004, and delivered to Landlord on May 10, 2004, as such preliminary plan may be modified or amended with mutual consent of Landlord and Tenant (the "Additional Work"). The Additional Work shall be performed at the sole cost of Tenant, provided that Landlord agrees to contribute the sum of $350,000.00 (the "Expansion Space Additional Allowance") toward the cost of performing the Additional Work in the Expansion Space. The Expansion Space Additional Allowance may only be used for the cost of preparing design and construction documents, mechanical and electrical plans for Expansion Space, any applicable construction management fees, and for hard costs in connection with such work.

  Second Expansion Space Allowance. In the event that Tenant has used the entire Expansion Space Additional Allowance as provided above. Tenant shall have the right to borrow from Landlord up to $250,000.00 (the "Second Expansion Space Allowance"), provided Tenant is not in default under this Lease. Any Second Expansion Space Allowance borrowed by Tenant hereunder shall be repaid to Landlord as Additional Rent in equal monthly installments throughout the Term, plus interest fixed at eight and one-half percent (8.5%). If (a) Tenant is in monetary default under this Lease after the expiration of applicable cure periods, or (b) Tenant exercises its Termination Option, the entire unpaid balance of the Second Expansion Space Allowance borrowed by Tenant shall become immediately due and payable and, except to the extent required by applicable law, shall not be subject to mitigation or reduction in connection with a reletting of the Premises by Landlord.

  Brokers. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents the respective principals and members of any such agents (collectively, the Landlord Related Parties") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents the respective principals and members of any such agents (collectively, the Landlord Related Parties") harmless from all claims of any brokers, claiming to have represented Landlord in connection with this Amendment.

  Waiver. No failure of delay by a party to insist upon the strict performance of any term, condition or covenant of this Amendment, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same of any other term of this Amendment or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

  Full Force and Effect. Excerpt as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

  California Law. This Amendment shall be construed and governed by the laws of the State of California.

  Authority. This Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Amendment.

  Attorneys' Fees and Costs. In the event of any action of law or in equity between the parties to enforce any of the provisions hereof, any unsuccessful party of such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys' fees (including these costs and expenses incurred in connection with all appeals) incurred by the successful party, and these costs, expenses and attorneys' fees may be included in and as part of the judgment. A successful party shall be any party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment.

  Entire Agreement; No Amendment. This Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Amendment, fully understands all this Amendment's terms and conditions, and executes this Amendment freely, voluntarily and with full knowledge of its significance. This Amendment is entered into by the parties with and upon advice of counsel.

  Severability. If any provisions of this Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provisions to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

  Counterparts. This Amendment may be executed in counterparts, and such counterparts together shall constitute but one original of the Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

  Agreement to Perform Necessary Acts. Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provision of this Amendment.

  Captions and Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place construction upon any of the provisions of this Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:	2929 Seventh St, LLC, a California limited liability company By: /s/ Richard K. Robbins Richard K. Robbins Managing Member

TENANT:	Dynavax Technologies Corporation, a Delaware corporation By: /s/ Dino Dina Name: Dino Dina Title: President and CEO